Exhibit 99.1

Autobytel Reports Second Quarter 2015 Results

Total Revenues up 17% to $30.4 million; Non-GAAP EPS up 68% to a Record $0.31 per Diluted Share

IRVINE, California – August 6, 2015 – Autobytel Inc. (Nasdaq:  ABTL), a leading provider of online automotive services connecting consumers with dealers, reported financial results for the second quarter ended June 30, 2015.

Second Quarter 2015 Summary vs. Year-Ago Quarter

•	Total revenues increased 17% to $30.4 million

•	Advertising revenues increased 166% to $2.0 million

•	Non-GAAP income increased 65% to a record $3.5 million

•	Non-GAAP EPS increased 68% to a record $0.31 per diluted share

•	Acquired Dealix, a top-ranked provider of auto sales leads

Management Commentary

“The second quarter was filled with several significant milestones,” said Jeff Coats, President and CEO of Autobytel. “First and foremost, we acquired Dealix, one of the top-ranked providers in the leads marketplace, which we are integrating on schedule and as planned. We have been able to maintain dealer churn and volumes at levels stronger than initially anticipated. As a result, we have dedicated additional resources to further increase lead quality and, therefore, the proportion of overall lead volume generated internally.

“Autobytel organic retail dealer count did in fact bottom during the second quarter and began to grow again on a net basis. We launched our completely redesigned Car.com website and saw an immediate improvement in page views and page-views-per-visit. We also launched our exciting new traffic product, Autobytel Direct, jointly developed with AutoWeb, and the initial market response has exceeded our expectations.

“Finally, in addition to these operational accomplishments, we drove strong growth during the quarter, with robust advertising revenues, driven by our AutoWeb commercial relationship and the continued page-view growth at both Autobytel.com and Car.com. As we continue to drive growth in the back half of the year, we remain committed to providing value to all of our customers, be it through enhanced lead generation or our continuously expanding suite of products. We will also continue to focus on growing our used car leads business, as well as dealer education to ensure our dealers understand the high ROI our leads can provide.”

Second Quarter 2015 Financial Results

Total revenues in the second quarter of 2015 increased 17% to $30.4 million compared to $25.9 million in the year-ago quarter. Revenues generated from automotive leads and services  increased 15% to $26.8 million compared to $23.2 million a year ago. The increase was largely driven by the acquisition of Dealix. Retail revenues were $12.9 million compared to $12.3 million last year, and wholesale revenues increased 28% to $13.9 million compared to $10.9 million in the year-ago quarter.

Advertising revenues increased 166% to $2.0 million from $764,000 in the year-ago quarter due to continued optimization of the company’s Jumpstart relationship and growth from the company’s commercial relationship with AutoWeb.

Gross profit in the second quarter increased 14% to $11.8 million compared to the year-ago quarter. Gross margin was 38.7% compared to 39.8% one year ago. The expected decline in gross margin was primarily due to Dealix, which historically generated gross margin of approximately 32.0%.

Total operating expenses in the second quarter were $10.1 million compared to $8.9 million in the year-ago quarter. As a percentage of revenues, total operating expenses decreased 110 basis points to 33.1% compared to 34.2% in the second quarter of 2014, demonstrating the operating leverage in the business despite approximately $0.9 million in transaction costs during the quarter.

Net income in the second quarter of 2015 increased 9% to $0.9 million, or $0.08 per diluted share, compared to $0.8 million, or $0.08 per diluted share, in the year-ago quarter.

Non-GAAP income increased 65% to a record $3.5 million compared to $2.1 million in the second quarter of 2014 (see “Note about Non-GAAP Financial Measures” below for further discussion). Non-GAAP diluted earnings per share increased 68% to a record $0.31 compared to $0.19 per diluted share in the year-ago quarter.

Business Outlook

Autobytel reaffirms its fiscal 2015 revenue guidance to range between $128.0 million and $132.0 million, representing an increase of approximately 20% to 24% from 2014. The company also maintains its expectation for non-GAAP diluted EPS in fiscal 2015 to range between $1.21 and $1.27, an increase of approximately 46% to 53%.

Conference Call

Autobytel will hold a conference call today at 5:00 p.m. Eastern time to discuss its second quarter 2015 results, followed by a question-and-answer session.

Date: Thursday, August 6, 2015
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-852-2929
International dial-in number: 1-404-991-3925
Conference ID: 93471553

During the call, Autobytel management will refer to a supplementary slide presentation, which will be available for download in the Investor Relations section of the company’s website.

The conference call will also be broadcast live at www.autobytel.com (click on “Investor Relations” and then click on “Events & Presentations”).  Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software. For those who will be joining the call by phone, please call the conference telephone number 5-10 minutes prior to the start time, and an operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through August 13, 2015.  The call will also be archived in the Investor Relations section of Autobytel’s website for one year.

Toll-free replay number: 1-855-859-2056
International replay number: 1-404-537-3406
Replay ID: 93471553

Tax Benefit Preservation Plan

At December 31, 2014, the company had approximately $94.5 million in available net operating loss carryforwards (“NOLs”) for U.S. federal income tax purposes.  The company’s  Tax Benefit Preservation Plan  (“Plan”) was adopted  by the company’s Board of Directors to preserve the company’s NOLs and other tax attributes and thus reduce the risk of a possible change  of ownership  under Section 382 of the Internal Revenue Code.  Any such change of ownership under Section  382 would limit or eliminate the ability of the company to use its existing NOLs for federal income tax purposes.  Rights issued under the Plan could be  triggered upon  the acquisition by any person or group of 4.9% or more of the company’s outstanding common stock and could result in  substantial dilution of the acquirer’s percentage ownership in  the company.  As of August 4, 2015,  there were 10,419,719 shares of the company’s common stock outstanding. There is no guaranty that the Plan will achieve  the objective of preserving  the value of the company’s NOLs. For more information, please visit http://investor.autobytel.com/tax.cfm.

About Autobytel Inc.

Autobytel Inc. provides high quality consumer leads and associated marketing services to automotive dealers and manufacturers throughout the United States. The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions. The company pioneered the automotive Internet in 1995 with its flagship website www.autobytel.com and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online.

Investors and other interested parties can receive Autobytel news alerts and special event invitations by accessing the online registration form at investor.autobytel.com/alerts.cfm.

Note about Non-GAAP Financial Measures

Autobytel has disclosed non-GAAP income and non-GAAP EPS in this press release, which are non-GAAP financial measures as defined by SEC Regulation G, for the 2015 and 2014 second quarter.  The company defines (i) non-GAAP income as GAAP net income before amortization of acquired intangibles, non-cash stock-based compensation, acquisition costs, severance costs, litigation settlements and income taxes; and (ii) non-GAAP EPS as non-GAAP income divided by weighted average diluted shares outstanding.  The company’s management believes that presenting non-GAAP income and non-GAAP EPS provides useful information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are better metrics for monitoring the company’s performance given the company’s net operating loss (NOL) tax credits. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures.  Management strongly encourages investors to review the company’s consolidated financial statements in their entirety and to not rely on any single financial measure. A table providing a reconciliation of non-GAAP income and non-GAAP EPS is included at the end of this press release.

Forward-Looking Statements Disclaimer

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws.  These forward-looking statements, including, (i) that as the company continues to drive growth in the back half of the year, it will remain committed to providing value to all of its customers, be it through enhanced lead generation or its continuously expanding suite of products; (ii) that the company will also continue to focus on growing its used car business, as well as dealer education to ensure its dealers understand the high ROI the company’s leads can provide; (iii) that the company reaffirms its fiscal 2015 revenue  guidance to range between $128.0 million and $132.0 million, representing an increase of approximately 20% to 24% from 2014; and (iv) that the company maintains its expectation for non-GAAP diluted EPS in fiscal 2015 to range between $1.21 and $1.27, an increase of approximately 46% to 53%, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements.  Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of the company’s internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission.  Investors are strongly encouraged to review the company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results or financial condition of Autobytel and the market price of the company’s stock.

Company Contact:

Kim Boren
Chief Financial Officer
949-437-4694
kimb@autobytel.com

Investor Relations:

Liolios Group, Inc.
Cody Slach or Sean Mansouri
949-574-3860
ABTL@liolios.com

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per-share data)

	June 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$15,975	$20,747
Accounts receivable (net of allowances for bad debts and customer credits of $872 and $770 at June 30, 2015 and December 31, 2014, respectively)	27,420	18,311
Deferred tax asset	4,878	5,498
Prepaid expenses and other current assets	3,076	811
Total current assets	51,349	45,367
Property and equipment, net	2,333	1,904
Investments	3,880	3,880
Intangible assets, net	13,669	4,173
Goodwill	32,108	20,948
Long-term deferred tax asset	23,602	27,396
Other assets	1,030	1,081
Total assets	$127,971	$104,749

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$10,289	$7,685
Accrued expenses and other current liabilities	8,934	9,495
Convertible note payable	-	5,000
Total current liabilities	19,223	22,180
Convertible note payable	1,000	1,000
Term loan payable	20,625	6,750
Borrowings under credit facility	8,000	5,250
Other non-current liabilities	37	311
Total liabilities	48,885	35,491

Commitments and contingencies	-	-

Stockholders' equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	-	-
Common stock, $0.001 par value; 55,000,000 shares authorized; 10,499,719 and 8,880,377 shares issued and outstanding, as of June 30, 2015 and December 31, 2014, respectively	10	9
Additional paid-in capital	316,372	308,190
Accumulated deficit	(237,296)	(238,941)
Total stockholders' equity	79,086	69,258
Total liabilities and stockholders' equity	$127,971	$104,749

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Lead fees	$27,854	$24,835	$52,022	$50,848
Advertising	2,036	764	3,635	1,437
Other revenues	497	314	973	588
Total revenues	30,387	25,913	56,630	52,873
Cost of revenues	18,617	15,597	34,762	32,472
Gross profit	11,770	10,316	21,868	20,401

Operating expenses:
Sales and marketing	3,736	3,725	7,320	7,742
Technology support	2,546	1,993	4,377	3,917
General and administrative	3,208	2,716	6,254	5,738
Depreciation and amortization	604	455	1,089	889
Litigation settlements	(25)	(25)	(50)	(93)
Total operating expenses	10,069	8,864	18,990	18,193
Operating income	1,701	1,452	2,878	2,208
Interest and other income (expense), net	(183)	(175)	(330)	(341)
Income tax provision	647	476	903	696
Net income and comprehensive income	$871	$801	$1,645	$1,171

Basic earnings per common share	$0.09	$0.09	$0.17	$0.13
Diluted earnings per common share	$0.08	$0.08	$0.16	$0.11

Shares used in computing earnings per common share (in thousands):
Basic	9,924	9,000	9,405	8,965
Diluted	11,057	11,271	10,419	11,313

AUTOBYTEL INC.
RECONCILIATION OF NON-GAAP INCOME / EPS
(Amounts in thousands, except per-share data)

	Three Months Ended		Three Months Ended		Six Months Ended
	March 31,		June 30,		June 30,
	2015	2014	2015	2014	2015	2014

Net income	$773	$370	$871	$801	$1,645	$1,171
Amortization of acquired intangibles	376	332	512	376	900	708
Non-cash stock based compensation
Cost of revenues	25	17	38	17	63	34
Sales and marketing	140	109	146	142	287	251
Technology support	71	56	151	67	221	124
General and administrative	417	104	217	142	634	246
Total non-cash stock-based compensation	653	286	552	368	1,205	655
Acquisition costs	-	984	925	116	925	1,100
Severance costs	330	-	-	-	330	-
Litigation settlements	(25)	(68)	(25)	(25)	(50)	(93)
Income taxes	257	220	647	476	903	696

Non-GAAP income	$2,364	$2,124	$3,482	$2,112	$5,858	$4,237

Weighted average diluted shares	11,097	10,282	11,057	11,271	10,419	11,313

GAAP EPS	$0.07	$0.04	$0.08	$0.08	$0.16	$0.11
EPS impact of adjustments	0.14	0.17	0.24	0.12	0.40	0.27
Non-GAAP EPS	$0.21	$0.21	$0.31	$0.19	$0.56	$0.37